UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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U.S.I. Holdings Corporation

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April 22, 2003

To Our Shareholders:

On behalf of the Board of Directors and management of U.S.I. Holdings Corporation, I cordially invite you to the Annual Meeting of Shareholders to be held on May 22, 2003, at 10:00 a.m. (EDT), at the Righa Royal Hotel, 151 West 54th Street, New York, NY. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our 2002 Annual Report to Shareholders, which contains financial statements and other important information about our business.

It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience. If you do attend the meeting and wish to vote in person, you may revoke your proxy at any time.

Sincerely,

David L. Eslick

Chairman of the Board, President and

Chief Executive Officer

U.S.I. HOLDINGS CORPORATION

50 California Street, 24th Floor

San Francisco, California 94111-4796

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2003

To the Shareholders of

U.S.I. Holdings Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of U.S.I. Holdings Corporation will be held at 10:00 a.m. (EDT), on May 22, 2003, at the Righa Royal Hotel, 151 West 54th Street, New York, NY, for the following purposes:

1.	To elect seven (7) nominees to the Company’s Board of Directors; and

2.	To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record as of April 11, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

ERNEST J. NEWBORN, II

Senior Vice President, General Counsel

and Secretary

April 22, 2003

Whether or not you expect to be present at the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid business reply envelope. The proxy may be revoked at any time prior to exercise, and if you are present at the Annual Meeting, you may, if you wish, revoke your proxy at that time and exercise the right to vote your shares personally.

U.S.I. HOLDINGS CORPORATION

PROXY STATEMENT

Dated April 22, 2003

For the Annual Meeting of Shareholders

To be Held May 22, 2003

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S.I. Holdings Corporation (the “Company”) for use at the Company’s 2003 Annual Meeting of Shareholders to be held on May 22, 2003, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about April 22, 2003.

Only shareholders of record at the close of business on April 11, 2003 (the “Record Date”) are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 44,614,182 shares of common stock, $.01 par value, of the Company outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the shareholders.

Proxies in the accompanying form, duly executed, and returned to the management of the Company and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

Each nominee for director has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

A copy of our 2002 Annual Report is being furnished herewith to each shareholder of record as of the close of business on the Record Date.

Quorum and Voting Requirements

The holders of a majority of the votes of all the shares of capital stock of the Company issued and outstanding and entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. For any business at the Annual Meeting, including the election of directors, the vote of a majority of the shares present and entitled to vote, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law, by the Certificate of Incorporation or by the Amended and Restated By-laws. An abstention and a “broker non-vote” are counted for purposes of determining the presence of a quorum at the Annual Meeting. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.

ELECTION OF DIRECTORS

Composition and Recommendation of the Board

Our Board of Directors presently consists of 6 directors, 3 of whom are independent directors. One additional nominee has been nominated for election to the Board of Directors which will increase the number of members to 7, 4 of whom would be independent. The directors are elected at annual or special meetings of stockholders or by written consent of the stockholders entitled to vote in lieu thereof, and each director elected shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, incapacity, resignation or removal. Directors need not be stockholders.

The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

Nomination of Directors

The seven nominees for election as directors are David L. Eslick, Richard M. Haverland, Thomas A. Hayes, Phillip E. Larson, III, L. Ben Lytle, Robert Spass and Robert F. Wright. Information regarding each of the nominees is set forth below. The nominees have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director, the proxies will be voted for a substitute nominee as the Board of Directors may designate.

All of the nominees for director are being nominated for election. If elected, their terms will expire at our next annual meeting in 2004.

About the Nominees

The following information as, of March 31, 2003, has been furnished by the nominees for director.

Name (Age)	Information About the Nominees

David L. Eslick Director since 1998 Age: 44

Mr. Eslick has served as our chairman and chief executive officer since January 2002 and has served as our president since April 1999 and previously served as our chief operating officer since July 1998. From January 1998 to July 1998, Mr. Eslick served as executive vice president for marketing and sales, and, from January 1997 to January 1998, Mr. Eslick served as senior vice president for marketing and sales. From October 1993 to January 1997, Mr. Eslick served as president and chief executive officer of Acordia of Cincinnati, Inc., the Cincinnati, Ohio-based subsidiary of Acordia, Inc., an insurance brokerage company. Mr. Eslick has over 20 years of industry experience.

Thomas A. Hayes Director since 2002 Age: 60

Mr. Hayes joined KMK Consulting Company, a Cincinnati, Ohio-based business consulting firm, as vice president in January 2002. From December 1998 to November 1999, Mr. Hayes served as executive vice president and chief operating officer of the Ohio Casualty Group. Prior to that time, for 23 years Mr. Hayes was employed in various positions by Great American Insurance Company including, among others, general counsel and president of the Commercial Division. Mr. Hayes is also a director of the Infinity Property and Casualty Corporation. He serves on the Audit Committee and as chairman of the Compensation Committee of the Board of Directors.

Name (Age)	Information About the Nominees

Philip E. Larson, III Director since 1999 Age: 32

Mr. Larson is a partner of Capital Z Financial Services Fund II, L.P. and has been involved in private equity investing since 1992. Prior to joining Capital Z in August 1998, he worked on private equity transactions with Zurich Centre Investments since 1995 and Morgan Stanley Capital Partners from 1992 to 1994. At Zurich Centre Investments, he focused on early-stage and late-stage venture capital investments in financial services and healthcare services companies. At Morgan Stanley Capital Partners he focused on traditional leveraged buyout transactions in a broad array of industries. Mr. Larson serves on the Compensation Committee of the Board of Directors.

Robert F. Wright Director since 2002 Age: 77

Mr. Wright has been president of Robert F. Wright Associates, Inc. since 1988. Prior to that, Mr. Wright was a senior partner of the public accounting firm of Arthur Andersen LLP. Mr. Wright currently serves on the board of directors of The Navigators Group, Inc., Universal American Financial Corp. and U.S. Timberlands Company, L.P. Mr. Wright serves as the chairman of the Audit Committee of the Board of Directors.

Robert A. Spass Director since 1999 Age: 46

Mr. Spass is a partner of Capital Z Financial Services Fund II, L.P. Prior to co-founding Capital Z in 1998, Mr. Spass was the managing partner and co-founder of Insurance Partners I, L.P. Mr. Spass also was president and chief executive officer of International Insurance Advisors, Inc., the management company of International Insurance Investors, L.P. Prior to joining International Insurance Investors, Mr. Spass was a director of investment banking at Salomon Brothers with responsibility for corporate finance relationships with the insurance industry. Prior to joining Salomon, Mr. Spass was a senior manager for Peat Marwick Main & Co., providing accounting and consulting services for the insurance industry. He currently serves on the board of directors of Universal American Financial Corporation, CERES Group, Inc., Lending Tree, Inc., Highlands Insurance Group and Aames Financial Corp. Mr. Spass currently serves as the chairman of the Nominating and Governance Committee of the Board of Directors.

Richard M. Haverland Director since 2003 Age: 62

Mr. Haverland served as chairman, president and chief executive officer of the Highlands Insurance Group, Inc., from 1996 until his retirement in 1999. From 1994 to 1995 he served as a partner and consultant to Insurance Partners. Mr. Haverland serves as a member of the Audit Committee and the Nominating and Governance Committee of the Board of Directors.

L. Ben Lytle Age: 56

Mr. Lytle served as president of Anthem Insurance from March 1989 to April 1999 and as chief executive officer of Anthem Insurance from March 1989 to October 1999, when he retired. He is an Executive-in-Residence at the University of Arizona School of Business, Adjunct Fellow and trustee of the American Enterprise Institute and Senior Fellow and trustee of the Hudson Institute. He is a director of Anthem, Inc., a health benefit company, Duke Realty Corporation, a real estate investment firm and Monaco Coach Corporation which is a manufacturer of motor coaches and recreational vehicles. If elected, Mr. Lytle will replace Robert Spass as chairman of the Nominating and Governance Committee and as a member of the Compensation Committee of the Board of Directors.

Meetings and Committees of the Board

The Board of Directors meets on a regular basis to supervise, review and direct the Company’s business and affairs. During the year ended December 31, 2002, the Board of Directors held eight (8) meetings. The Board of Directors has established an Audit Committee, Compensation Committee and a Nominating and Governance Committee to which it has assigned certain responsibilities in connection with the governance and management of the Company’s affairs.

Directors’ Compensation

Mr. Eslick, who is a full-time employee of the Company, receives no additional compensation for services as a director. Each director who is not employed by us is paid a fee of $1,000 for each board meeting the director attends and a fee of $500 for each committee meeting the director attends. Additionally, our chairman of the Audit Committee is paid an annual retainer fee of $20,000 and our chairman of the Compensation Committee is paid an annual retainer fee of $10,000. We grant initial stock options in the amount of 10,000 options to each director not employed by us, with annual stock option grants of 4,000 options thereafter.

Audit Committee

The Audit Committee is comprised of three (3) independent directors. The principal function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to internal control, accounting and financial reporting policies and auditing practices. In furtherance of this purpose, the Audit Committee has, among other matters, the following responsibilities:

•	to select our independent auditors;

•	to review the scope of the audit to be conducted by our independent auditors, as well as the results of their audit;

•	to approve non-audit services provided by our independent auditors; and

•	to review the organization and scope or our internal system of audit, financial and disclosure controls, and the accounting standards and principles followed.

The Audit Committee held three (3) meetings in 2002. The members of the Audit Committee are Messrs. Wright, Haverland and Hayes. The Board of Directors has determined that Mr. Robert F. Wright, an independent non-executive director and the chair of the Audit Committee, has the requisite qualifications to satisfy the SEC definition of Audit Committee Financial Expert. A copy of the Charter/Key Practices of the Audit Committee of the Board of Directors is attached hereto as Annex A.

Compensation Committee

The Compensation Committee is comprised of two (2) independent directors. The function of the Compensation Committee is to act on behalf of the Board of Directors in setting executive compensation policy, administering compensation plans approved by the Board of Directors and stockholders, and reviewing and approving or recommending to the Board of Directors, among other things, base salary levels, annual incentive awards, and equity incentive awards of the chief executive officer and the other named executive officers. The Compensation Committee held three (3) meetings in 2002. The members of the Compensation Committee are Messrs. Hayes and Larson. If elected, Mr. Lytle will serve as a member of the Compensation Committee. The report of the Compensation Committee can be found below under the heading “Compensation Committee Report on Executive Compensation”.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of two (2) independent directors. The function of the Nominating and Governance Committee is to suggest to the Board of Directors nominees to fill vacancies on the board when they occur and to develop and review the Company’s governance principles and recommend proposed changes to the Board of Directors. The Nominating and Governance Committee held one (1) meeting in 2002. The members of the Nominating and Governance Committee are Messrs. Spass and Haverland. If elected, Mr. Lytle will serve as chairman of the Nominating and Governance Committee.

Executive Officers

The following table sets forth information regarding our executive officers as of March 31, 2003.

Name, Position, Age	Information About the Executive Officers
David L. Eslick Chairman of the Board, President and Chief Executive Officer Age: 44

Mr. Eslick has served as our chairman and chief executive officer since January 2002 and has served as our president since April 1999, has previously served as our chief operating officer since July 1998 and has been one of our directors since July 1998. From January 1998 to July 1998, Mr. Eslick served as executive vice president for marketing and sales, and, from January 1997 to January 1998, Mr. Eslick served as senior vice president for marketing and sales. From October 1993 to January 1997, Mr. Eslick served as president and chief executive officer of Acordia of Cincinnati, Inc., the Cincinnati, Ohio-based subsidiary of Acordia, Inc., an insurance brokerage company. Mr. Eslick has over 20 years of industry experience.

Robert S. Schneider Executive Vice President and Chief Financial Officer Age: 49

Mr. Schneider has served as our executive vice president and chief financial officer since March 2003 and as our executive vice president of finance and administration since November 2002. From June 1998 to November 2002, Mr. Schneider served as vice president finance and controller for Anthem, Inc., an Indianapolis, Indiana-based healthcare benefits and insurance company. From January 1997 to June 1998, Mr. Schneider served as vice president mergers and acquisitions for Anthem, Inc. Mr. Schneider has over 25 years of industry experience.

Thomas E. O’Neil Senior Vice President and Chief Operating Officer Age: 45

Mr. O’Neil became our chief operating officer in December 2002, he had previously served as the regional chief executive officer of USI Northeast, since 1999. From 1986 to 1999, he served as president of Carpenter & Pelton, Inc., a New York-based insurance broker acquired by us in 1996. Mr. O’Neil has over 22 years of industry experience.

Jeffrey L. Jones Senior Vice President and Chief Marketing Officer Age: 48

Mr. Jones became our senior vice president and chief marketing officer in December 2002, he had previously served as our regional chief executive officer, USI West Coast, since 1999. From 1994 to 1999, he served as executive vice president and chief operating officer of TriWest Insurance Services, a Southern California-based insurance broker, acquired by us in 1994. Mr. Jones has over 25 years of industry experience.

Ernest J. Newborn, II, Senior Vice President, General Counsel and Secretary Age: 45

Mr. Newborn has served as our senior vice president, general counsel and secretary since September 1998. From August 1997 to September 1998, Mr. Newborn served as vice president of Anthem, Inc., an Indianapolis, Indiana-based healthcare benefits and insurance company. From May 1994 to August 1997, Mr. Newborn served as vice president, general counsel and secretary of Acordia, Inc., which, at the time of his tenure, was a publicly held insurance brokerage and related financial services company. Mr. Newborn has over 12 years of industry experience.

Edward J. Bowler Senior Vice President, Corporate Development Age: 46

Mr. Bowler has served as our senior vice president, corporate development since March 2003 and previously as chief financial officer from October 2001 to March 2003 and as senior vice president, finance from January 2000 to October 2001. From September 1997 to January 2000, Mr. Bowler served in several financial and operational positions with us. From October 1993 until September 1997, Mr. Bowler served as chief financial officer of Acordia of San Francisco, Inc., the San Francisco, California-based subsidiary of Acordia, Inc. Mr. Bowler has over 13 years of industry experience.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership

The following tables set forth information with respect to the beneficial ownership of shares of the common stock of the Company, which is our only class of voting stock, as of March 31, 2003, by:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

PERSONS KNOWN TO OWN MORE THAN 5% OF COMMON STOCK OUTSTANDING

Name	Address	Shares of common stock beneficially owned	Percentage beneficially owned

Capital Z Financial Services Fund II, L.P. (1)	Capital Z Partners 54 Thompson Street New York, NY 10012	11,248,594	24.2%

Zurich Financial Services Group (2)	Zurich Financial Services Group 1600 McConnor Parkway #11E092 Schaumburg, Illinois 60196	4,709,988	10.6%

J. P. Morgan Chase & Co. (3)	J.P. Morgan Chase & Co. 1221 Avenue of the Americas 39th Floor New York, New York 10020	4,140,963	9.2%

CNA Financial Corporation (4)	CNA Financial Corporation 333 S. Wabash, CNA Plaza Chicago, Illinois 60685	3,740,278	8.4%

UnumProvident Corporation (5)	UnumProvident Corporation One Fountain Square 3rd Fl. North Chattanooga, Tennessee 37402	2,382,645	5.3%

DIRECTOR AND EXECUTIVE OFFICER COMMON STOCK OWNERSHIP

Name	Position	Shares of common stock beneficially owned	Percentage beneficially owned

David L. Eslick (6)	Chairman of the Board, President and Chief Executive Officer	262,413	*

Thomas A. Hayes	Director	3,000	*

Phillip E. Larson III (7)	Director	11,254,594	24.2%

Robert F. Wright	Director	5,000	*

Robert A. Spass (8)	Director	11,448,594	24.7%

Richard M. Haverland	Director	—	*

L. Ben Lytle	Nominee	—	*

Bernard H. Mizel	Former Chief Executive Officer	500,313	*

Thomas E. O’Neil (6)	Senior Vice President and Chief Operating Officer	156,644	*

Jeffrey L. Jones (6)	Senior Vice President and Chief Marketing Officer	187,150	*

Ernest J. Newborn, II (6)	Senior Vice President, General Counsel and Secretary	74,474	*

Edward J. Bowler (6)	Senior Vice President, Corporate Development	48,308	*

Directors and executive officers as a group (13 people) (6, 7, 8)		12,718,563	27.0%

*	Less than 1%
(1)	The shares of common stock beneficially owned by Capital Z Financial Services Fund II, L.P. are directly held by Capital Z Financial Services Fund II, L.P. and its affiliate Capital Z Financial Services Private Fund II, L.P., in the following amounts: (a) Capital Z Financial Services Fund II, L.P.—9,388,693 shares and 1,800,436 shares which may be acquired through the exercise of warrants within sixty days after April 1, 2003; and (b) Capital Z Financial Services Private Fund II, L.P.—49,902 shares and 9,564 shares which may be acquired through the exercise of warrants within sixty days after April 1, 2003. All other shares are beneficially owned as described in footnotes (7) and (8).
(2)	The shares of common stock beneficially owned by Zurich Financial Services Group are directly held by the following affiliates of Zurich Financial Services Group: (a) Federal Kemper Life Assurance Company—424,435 shares; (b) Fidelity and Deposit Company of Maryland—332,827 shares; (c) Fidelity Life Association, a Mutual Legal Reserve Company—424,435 shares; (d) Kemper Corporation—998,482 shares; (e) Kemper Investors Life Insurance Co.—424,435 shares; (f) Maryland Casualty Company—1,514,525 shares; and (g) Universal Underwriters Insurance—590,849 shares.
(3)	The shares of common stock beneficially owned by J.P. Morgan Chase & Co. are directly held by the following affiliates: (a) J.P. Morgan Partners (23A SBIC), LLC, (formerly known as CB Capital Investors, LLC)—1,356,213 shares and 330,001 shares which may be acquired through the exercise of warrants within sixty days after April 1, 2003; (b) CBD Holdings Ltd.—2,434,019 shares; and (c) Hambrecht & Quist California—20,730 shares.

(4)	As reported by CNA Financial Corporation on a Schedule 13G filed with the Securities and Exchange Commission on February 18, 2003, all of these shares are beneficially owned by CNA Financial Corporation and directly held by Continental Casualty Company, an affiliate of CNA Financial Corporation.
(5)	Provident Asset Trust I directly holds 748,055 shares, of which UnumProvident Corporation disclaims beneficial ownership. Provident Life & Accident Insurance Company directly holds 575,363 shares and 140,000 shares which may be acquired through the exercise of warrants within 60 days after April 1, 2003. The Paul Revere Life Insurance Company directly holds 919,227 shares.
(6)	Includes shares of stock that are held directly or indirectly for the benefit of such individuals or jointly, or directly or indirectly for members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed. Also includes restricted stock units which will be converted to shares of common stock within sixty days of April 1, 2003, in the following amounts: Mr. Eslick, 33,798 shares; Mr. O’Neil, 9,580 shares; Mr. Newborn, 11,884 shares; Mr. Jones 9,580, shares; Mr. Bowler, 10,599 shares; and all directors and executive officers as a group, 75,441 shares. Additionally, includes shares of stock which may be acquired within sixty days of April 1, 2003, through the exercise of stock options as follows: Mr. Eslick, 223,320 shares; Mr. O’Neil, 114,188 shares; Mr. Newborn, 62,090 shares; Mr. Jones, 95,039 shares; Mr. Bowler, 36,709 shares; and all directors and executive officers as a group, 558,013 shares.
(7)	Mr. Larson owns 6,000 shares of common stock. Because Mr. Larson is a partner of Capital Z Financial Services Fund II, L.P., he may be deemed to beneficially own shares owned by Capital Z Financial Services Fund II, L.P. and its affiliates. All such other shares shown are beneficially owned as disclosed in footnote (1) and Mr. Larson disclaims beneficial ownership of these shares.
(8)	Mr. Spass owns 200,000 shares. Because Mr. Spass is a partner of Capital Z Financial Services Fund II, L.P., he may be deemed to beneficially own shares owned by Capital Z Financial Services Fund II, L.P. and its affiliates. All such other shares are beneficially owned as described in footnote (1) and Mr. Spass disclaims beneficial ownership of these shares.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2002, the total shares of our common stock that may be received by the holders of restricted stock units upon issuance of common stock and option holders upon the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted stock units and stock options currently outstanding.

Plan Category	Shares to Be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	5,964,931	$10.00	4,304,584
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	5,964,931	$10.00	4,304,584

RELATED PARTY TRANSACTIONS

Zurich/USI Joint Venture

In April 1998, we entered into a joint venture agreement with an affiliate of Zurich Financial Services Group under which we each agreed to develop insurance products and programs for the sale and distribution to each of our customers and other entities that are not-for-profit organizations. Zurich made an initial contribution equal to three months of operating expenses for the joint venture and is required to contribute, as necessary, additional capital up to $1.5 million. Until Zurich recovers its total capital contributions, all profits and losses of the joint venture are allocated only to Zurich. Once Zurich recoups these capital contributions, the joint venture’s profits and losses will be allocated 80% to Zurich and 20% to us. At this time, Zurich has not yet recouped its initial capital.

In May 2001, we entered into a term loan with Zurich in the amount of $3.0 million. The principal amount has a maturity date in September 2004, and bears an interest rate based on the prime rate plus 0.50%, which was 4.75% as of December 31, 2002.

JPMorgan Chase/USI Marketing Services Agreement

In August 1999, we entered into a services agreement with Chase Insurance Agency, now a division of JPMorgan Chase & Co., under which we provide personnel, training, know-how and related consulting services to assist in the servicing of JPMorgan Chase insurance customers. Under the terms of the agreement, JPMorgan Chase pays us approximately $400,000 annually and shares commission revenue under a mutually agreed upon percentage according to the product sold. If the agreement is terminated, then we will be restricted from providing services or marketing products for a three-year period to any JPMorgan Chase customer serviced under the agreement and from soliciting the employment of any JPMorgan Chase employee for a period of two years from termination.

Investment Banking and Commercial Bank Services

The Company paid $2,240,000 to JP Morgan Securities Inc., an affiliate of J.P. Morgan Chase & Co., in fees relating to financing and other professional services for the year ended December 31, 2002. JP Morgan Chase Bank is the syndicating agent and a significant participant on the Company’s existing credit facility (see Note 5 to our annual consolidated financial statements reported on Form 10-K).

Commissions and Fees from Insurance Carriers

In 2002, we received commissions and fees from the placement of insurance premiums of approximately $7.5 million, $5.1 million and $9.2 million from CNA, UnumProvident and Zurich, respectively.

UnumProvident/USI Marketing Support Agreement

In November 2001, we entered into a market support agreement with UnumProvident under which UnumProvident agreed to pay to us a voluntary benefits marketing service fee in the amount of $500,000 for our marketing of its voluntary benefit products. Under the terms of the agreement, UnumProvident paid us a 10% commission on gross written premiums on all insurance products which were developed by and placed with UnumProvident through December 31, 2002. The $500,000 service fee was an advance payment to be earned based on specified premium production levels.

CNA Financial Corporation Insurance Policy

In May 1999, we purchased an excess professional liability policy from an affiliate of CNA Financial Corporation. See Notes 5 and 11 to our annual consolidated financial statements reported on Form 10-K.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation.    The following table provides summary information concerning the various forms of compensation of each person who was (i) at any time during 2002 our chief executive officer or (ii) at December 31, 2002, one of our four most highly compensated executive officers, other than the chief executive officer. “All Other Compensation” includes perquisites and other personal benefits paid to each of the named executive officers, such as automobile allowances, club dues and medical insurance premiums.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards		All Other Compensation
		Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options (4)
David L. Eslick	2002	$386,800	$365,750	—	$337,980	703,018	$7,595	(5)
Chairman of the Board, President and Chief Executive Officer	2001	$351,800	$290,500	—	—	—	$6,695	(5)

Bernard H. Mizel (6)	2002	$18,717	—	$17,763	—	—	$635,118	(7)
Former Chief Executive Officer	2001	$351,800	$295,000	—	—	—	$11,484	(5)

Thomas E. O’Neil (8)	2002	$349,998	$604,000	—	$95,800	349,226	$7,595	(5)
Senior Vice President and Chief Operating Officer	2001	$350,000	$657,746	—	—	—	$6,695	(5)

Jeffrey L. Jones	2002	$339,799	$161,754	—	$95,800	324,116	$7,525	(5)
Senior Vice President and Chief Marketing Officer	2001	$325,000	$137,931	—	—	—	$6,625	(5)

Ernest J. Newborn, II	2002	$250,000	$142,500	—	$118,840	223,542	$7,229	(5)
Senior Vice President, General Counsel and Secretary	2001	$250,000	$124,500	—	—	—	$6,329	(5)

Edward J. Bowler	2002	$226,406	$128,250	—	$105,990	181,954	$7,101	(5)
Senior Vice President, Corporate Development	2001	$226,397	$112,050	—	—	—	$6,201	(5)

(1)	Amounts represent bonuses paid for services rendered during the 2002 and 2001 fiscal year. For 2002 fiscal year, amounts shown include the fair market value of two year restricted stock unit awards for the respective individuals in the following amounts: David L. Eslick, $115,500; Thomas E. O’Neil, $50,000; Ernest J. Newborn, II, $45,000; Edward J. Bowler $40,500.
(2)	Officers may receive perquisites and personal benefits, the dollar amount of which are below current SEC thresholds for reporting requirements.
(3)	Amounts represent restricted stock units granted to the individuals in October 2002, at a per-unit price of $10.00, which will be converted into shares of common stock on a 1-for-1 basis in April 2003.
(4)	Amount shown includes options which were granted in exchange for already outstanding stock appreciation rights for the respective individuals in the following amounts: David L. Eslick, 242,600; Thomas E. O’Neil, 120,000; Jeffrey L. Jones, 109,782; Ernest J. Newborn, II, 66,000; Edward J. Bowler, 24,000.
(5)

Amount shown includes 401(k) plan profit sharing and matching contributions for the fiscal year 2002, for the respective individuals in the following amounts: David L. Eslick, $6,000; Thomas E. O’Neil, $6,000; Jeffrey L. Jones, $6,000; Ernest J. Newborn, II, $6,000; Edward J. Bowler, $6,000. Amount shown also includes term life insurance premiums paid by the Company for the fiscal year 2002, for the respective individuals in the following amounts: David L. Eslick, $1,595; Thomas E. O’Neil, $1,595; Jeffrey L. Jones, $1,525; Ernest J. Newborn, II, $1,229; Edward J. Bowler, $1,101. Amount shown also includes 401(k) plan profit sharing and matching contributions for the fiscal year 2001, for the respective individuals in the following amounts: David L. Eslick, $5,100; Bernard H. Mizel, $5,100; Thomas E. O’Neil, $5,100; Jeffrey L. Jones, $5,100; Ernest J. Newborn, II, $5,100; Edward J. Bowler, $5,100. Amount shown also includes term life insurance premiums paid by the Company for the fiscal year 2001, for the respective individuals in the following amounts: David L. Eslick, $1,595; Bernard H. Mizel, $6,384; Thomas E. O’Neil, $1,595; Jeffrey L. Jones, $1,525; Ernest J. Newborn, II, $1,229; Edward J. Bowler, $1,101.

(6)	In January 2002, Mr. Mizel retired as our chairman and chief executive officer and entered into an agreement with us.
(7)	Amount shown represents a $1,493 401(k) plan profit sharing and matching contribution, $6,384 term life insurance premium paid by the Company, $613,491 in severance payments and $13,750 in retirement related expenses.
(8)	Amounts shown as bonuses in the years 2002 and 2001 for Mr. O’Neil include annual cash bonus paid in connection with the acquisition of a company previously owned in part by Mr. O’Neil. These annual cash bonuses, commonly referred to by us as “Growth Based Bonuses,” for Mr. O’Neil were in the amount of $329,000 for the year 2002 and $407,413 for the year 2001.

Stock Options

The following table shows information with respect to grants of options to each of our named executive officers during the year ended December 31, 2002. The potential realizable value at assumed annual rates of stock price appreciation was based on the annual rates of stock appreciation for the option term.

Stock Option Grants in 2002

	Individual grants					Option Term
	Number of Securities Underlying Options Granted (1)		Percent of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Share)	Expiration Date
Name *						5% ($)	10% ($)
David L. Eslick	703,018	(2)	12.0%	$10.00	October 22, 2012	$4,421,983	$11,206,107
Thomas E. O’Neil	289,226	(3)	4.9%	$10.00	October 22, 2012	$1,819,232	$4,610,262
	60,000	(3)	1.0%	$10.38	December 19, 2012	$391,800	$992,400
Jeffrey L. Jones	284,116	(4)	4.8%	$10.00	October 22, 2012	$1,787,090	$4,528,809
	40,000	(4)	0.7%	$10.38	December 19, 2012	$261,200	$661,600
Ernest J. Newborn, II	223,542	(5)	3.8%	$10.00	October 22, 2012	$1,406,079	$3,563,259
Edward J. Bowler	181,954	(6)	3.1%	$10.00	October 22, 2012	$1,144,491	$2,900,347

*	As noted above, Mr. Mizel, our former chairman and chief executive officer, retired in January 2002. No stock options have ever been granted by the Company to Mr. Mizel.

(1)	Amounts shown for the named executives include: (a) option grants with time based vesting schedules, (b) option grants with vesting schedules based on the attainment of certain company performance goals per-determined by the Compensation Committee and (c) option grants given in exchange for stock appreciation rights awarded in earlier years. The time based option grants vest or become exercisable annually or ratably over a four year period commencing on the date of the grant. The performance based option grants vest or become exercisable five years from the date of grant, but the vesting can be accelerated during the first three years if the performance goals are achieved. The option grants given in exchange for stock appreciation rights generally vest or become exercisable over a five year period commencing with the date of the original stock appreciation right grant. Except for a grant made to Mr. Jones in 1994, all stock appreciation rights were originally granted to the named executives in the years 1997 through 1999.
(2)	Amounts shown for Mr. Eslick include 230,259 time based options, 230,159 performance based options, and 242,600 options granted in exchange for previously awarded stock appreciations rights.

(3)	Amounts shown for Mr. O’Neil include 114,663 time based options, 114,563 performance based options, and 120,000 options granted in exchange for previously awarded stock appreciations rights.
(4)	Amounts shown for Mr. Jones include 107,217 time based options, 107,117 performance based options, and 109,782 options granted in exchange for previously awarded stock appreciations rights.
(5)	Amounts shown for Mr. Newborn include 78,821 time based options, 78,721 performance based options, and 66,000 options granted in exchange for previously awarded stock appreciations rights.
(6)	Amounts shown for Mr. Bowler include 79,027 time based options, 78,927 performance based options, and 24,000 options granted in exchange for previously awarded stock appreciations rights.

Aggregated Option Exercises in Last Year and Year End Option Values

The following table shows information concerning stock options held by each of the named executive officers at December 31, 2002. The value of unexercised in-the-money options was based on the last reported sales price for our common stock on the Nasdaq National Market on December 31, 2002 of $11.75 per share.

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002
Name *	Exercisable	Unexercisable	Exercisable	Unexercisable
David L. Eslick	202,600	500,418	$354,550	$875,732
Thomas E. O’Neil	76,000	273,226	$133,000	$478,146
Jeffrey L. Jones	72,449	251,667	$126,786	$440,417
Ernest J. Newborn, II	42,800	180,742	$74,900	$316,299
Edward J. Bowler	15,200	166,754	$26,600	$291,820

*	As noted above Mr. Mizel, our former chairman and chief executive officer, retired in January 2002. No stock options have ever been granted by the Company to Mr. Mizel.

Employment, Change of Control and Other Agreements

David L. Eslick.    Under an amended and restated employment agreement effective January 22, 2002, Mr. Eslick serves as our chairman, chief executive officer and president. The agreement ends on December 31, 2006 and automatically renews unless Mr. Eslick is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Eslick is entitled to receive an annual salary of not less than $385,000. Mr. Eslick also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Eslick’s agreement for another term, or if his employment is terminated either without cause or by Mr. Eslick for good reason, including a change of control and diminution of duties, Mr. Eslick is entitled to receive three years’ salary and benefits from the date of termination, plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Eslick is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

Bernard H. Mizel.    In January 2002, Mr. Mizel retired as our chairman and chief executive officer and entered into an agreement with us. Under the agreement, Mr. Mizel received a one-time cash payment of $295,000 in March 2002. Mr. Mizel is also entitled to receive $645,000 and other benefits annually for three years from the date of his retirement. Mr. Mizel is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies for two years following the date of his retirement.

Thomas E. O’Neil.    Under an employment agreement effective December 1, 2002, Mr. O’Neil serves as our senior vice president and chief operating officer. The agreement ends on December 31, 2007 and automatically renews unless Mr. O’Neil is given 120 days’ notice prior to its termination date. Under the agreement, Mr. O’Neil is entitled to receive an annual salary of not less than $350,000. Mr. O’Neil also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. O’Neil’s agreement for another term, or if his employment is terminated either without cause or by Mr. O’Neil for good reason, including a change of control or diminution of duties, Mr. O’Neil is entitled to receive two years’ salary and benefits from the date of termination, plus an amount equal to the current year’s adjusted base salary. For two years after termination of his employment, Mr. O’Neil is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies. If Mr. O’Neil is terminated for cause or if he terminates his employment without good reason, he is restricted from competing with the Company in its areas of business for a period of one year.

Jeffrey L. Jones.    Under an employment agreement effective December 1, 2002, Mr. Jones serves as our senior vice president and chief marketing officer. The agreement ends on November 30, 2007 and automatically renews unless Mr. Jones is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Jones is entitled to receive an annual salary of not less than $339,800. Mr. Jones also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Jones’ agreement for another term, or if his employment is terminated either without cause or by Mr. Jones for good reason, including a change of control or diminution of duties, Mr. Jones is entitled to receive two years’ salary and benefits from the date of termination, plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Jones is restricted from competing, soliciting clients, employees and previously identified acquisition targets of the USI companies. If he is terminated for cause or if Mr. Jones terminates his employment without good reason, the two year post-employment non-solicit provision is reduced to a one year period.

Ernest J. Newborn, II.    Under an amended and restated employment agreement effective January 22, 2002, Mr. Newborn serves as our senior vice president, general counsel and secretary. The agreement ends on December 31, 2006 and automatically renews unless Mr. Newborn is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Newborn is entitled to receive an annual salary of not less than $250,000. Mr. Newborn also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Newborn’s agreement for another term, or if his employment is terminated either without cause or by Mr. Newborn for good reason, including a change of control and a diminution of duties, Mr. Newborn is entitled to receive two years’ salary and benefits from the date of termination, plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Newborn is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

Edward J. Bowler.    Under an amended and restated employment agreement effective January 22, 2002, Mr. Bowler serves as our senior vice president, and chief financial officer. The Company and Mr. Bowler intend to amend the referenced agreement to reflect Mr. Bowler’s recent position change. The agreement ends on December 31, 2006 and automatically renews unless Mr. Bowler is given 120 days’ notice prior to its termination date. Under the agreement, Mr. Bowler is entitled to receive an annual salary of not less than $225,000. Mr. Bowler also is eligible to receive a bonus under our Management Incentive Plan and will be eligible to receive stock-based compensation under our 2002 Equity Incentive Plan. If we do not extend Mr. Bowler’s agreement for another term, or if his employment is terminated either without cause or by Mr. Bowler for good reason, including a change of control and a diminution of duties, Mr. Bowler is entitled to receive two years’ salary and benefits from the date of termination, plus the higher amount of the current year’s target bonus or the prior year’s actual bonus payment. For two years after termination of his employment, Mr. Bowler is restricted from soliciting clients, employees and previously identified acquisition targets of the USI companies.

2000 Management Incentive Plan

We adopted the 2000 Management Incentive Plan, effective January 1, 2000. Eligible executives and employees under the Management Incentive Plan are selected based upon their ability to significantly impact our annual operating success. The Management Incentive Plan provides an annual cash award opportunity expressed as a percentage of base salary and based upon the attainment of specified performance objectives. Estimated payouts for the Management Incentive Plan are accrued quarterly and awards are paid within 90 days after the end of the fiscal year. The Management Incentive Plan is administered by the compensation committee. Amounts paid pursuant to the Management Incentive Plan in 2002 to the named executive officers are included in the Summary Compensation Table above.

2002 Equity Incentive Plan

Our board and a requisite majority the stockholders have adopted a 2002 Equity Incentive Plan which became effective with the consummation of our initial public offering. The 2002 Equity Incentive Plan replaced our 1995 Long-Term Incentive Plan upon the consummation of our initial public offering. Under the 2002 Equity Incentive Plan, 10,269,515 shares of our common stock were reserved for issuance to directors, executive officers, employees and non-employee contributors.

The 2002 Equity Incentive Plan is intended to:

•	promote our long-term financial interest and growth by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to our success;

•	motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	further align the interests of participants with those of our stockholders through opportunities for increased share ownership in us.

Awards may consist of options, SARs, restricted shares, dividend equivalents or other share-based awards and are granted to eligible participants under the plan. No awards were issued under the 2002 Equity Incentive Plan prior to the consummation of our initial public offering.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan provides for the purchase of up to 1,600,000 shares of our common stock by our employees. We will deliver repurchased and/or newly issued shares under this plan. Under the Employee Stock Purchase Plan, eligible employees will be entitled to purchase, during specified windows, an annual maximum amount of our common stock at a discounted price. By providing eligible employees with incentives to purchase our common stock, the Employee Stock Purchase Plan is intended to promote broad-based employee ownership within our company.

Retirement Savings Plan

We have established a 401(k) retirement savings plan that is intended to qualify as a profit-sharing plan under Internal Revenue Code Section 401(a) and includes a cash or deferred arrangement that is intended to qualify under Code Section 401(k). The plan was established and is maintained for the exclusive benefit of our eligible employees and their beneficiaries. The plan was effective January 1, 1995. We make matching contributions for active participants equal to 75% of their permitted contributions, up to a maximum of three percent of the participant’s annual salary. Eligible employees are immediately 100% vested in their individual contributions and vest 20% per year in our contributions beginning with their second year of service, becoming 100% vested after their fifth year of service. Vesting in our contributions also occurs upon attainment of retirement age, death or disability.

Compensation Committee Report on Executive Compensation

The Company’s executive compensation policies are designed to enable it to attract and retain high caliber individuals for key positions while at the same time linking their compensation to the interests of our shareholders, our financial performance and their own performance. This is accomplished by dividing executive compensation into a base salary and incentive compensation. Incentive compensation consists of awards under the 2000 Management Incentive Plan and the 2002 Equity Incentive Plan which are tied to the performance of the Company.

The total compensation package for senior executives has been set at levels designed to be competitive with other companies in the Company’s peer group. For 2002, the total compensation package for each senior executive was targeted so as to place the Company’s senior executive within the 50% to 75% percentile range when compared to a peer group of companies (with the 100th percentile representing the highest level of total compensation). The companies in the peer group are insurance brokers and employee benefit services providers.

The base salary of the Company’s chief executive officer and its other named executive officers is set at the beginning of the calendar year (or at the time the executive enters into an employment agreement with us, if later) by the Committee. For 2002, the mid-point base salary for each senior executive position was set within the 50% to 75% percentile for the applicable position for the Company’s peer group as established in a study prepared by a management consulting firm (with the 100th percentile representing the highest level of base salary). Adjustments were made to this mid-point base salary level to reflect the executive’s experience and performance.

The Company’s 2000 Management Incentive Plan is the annual short-term component of its incentive compensation package. Under this plan, senior executives can earn additional compensation based on their performance measured against annual company and individual goals. The specific goals for each executive for each calendar year and the weight to be attached to each goal are established at the beginning of the calendar year (or at the time the executive enters into an employment agreement with the Company, if later) and are geared to the particular executive’s responsibilities. Examples of the performance measures utilized under the annual incentive plan for the award to be made with respect to 2002 (paid in early 2003) include EBITDA margin, organic revenue growth, net new business and cross-selling as a percentage of gross new business. If the target level objective is reached in each of the senior executive’s performance areas, the senior executive would receive the target annual incentive award established for that executive. The award under the annual incentive plan is paid in cash and, at the discretion of the Committee, in restricted stock units.

The other type of incentive compensation—stock options and/or restricted stock units—are intended to motivate senior executives over the long term to respond to our business opportunities and challenges in furtherance of the interests of the the Company’s shareholders and to align the interests of the senior executives with those of its shareholders.

The stock options granted in 2002 to senior executives enable the executives to purchase shares of the Company’s common stock at an option price equal to the average value of its common stock on the grant date. These options have a 10-year term and are partly performance based and partly time based. The performance based options vest at the end of five years and the vesting may be accelerated if pre-determined performance goals set by the Committee are met. In February 2003, our Compensation Committee met and determined that the Company’s chief executive officer and other senior executives achieved the requisite performance goals for fiscal year 2002, and accordingly, accelerated the vesting for approximately 33% of the outstanding performance based options. During the same meeting in February 2003, our Committee reaffirmed the previously established performance goals of $1.02 cash earnings per share/normalized tax provision for the performance year 2003 and $1.22 cash earnings per share/normalized tax provision for the performance year 2004. The time based options first become partially exercisable on the first anniversary of the grant date provided the executive remains in employment until that date. All options are subject to accelerated vesting in the event of a change in control of the Company. The restricted stock units granted in 2002 to senior executives, which vest immediately upon the granting of the award, enable the executives to receive a shares of the Company’s common stock one-for-one basis at the end of a 180-day period.

The stock options and restricted stock units granted to the Company’s chief executive officer in 2002 and the other senior executives were designed to provide a targeted ownership opportunity at the Company’s initial public offering equal to approximately 5% of the Company’s total outstanding shares. As a result, future grants of equity-based compensation grants will be at levels less than those granted in 2002. In that regard, our Committee anticipates that the Company’s total reserve for future equity-based compensation grants will be sufficient for the next three years.

The compensation of the Company’s chief executive officer was determined in accordance with the policies discussed in the report. Mr. Mizel retired as the Company’s chairman and chief executive officer on January 22, 2002. Mr. Eslick assumed these positions on January 22, 2002. For 2002, the annual base salary to Mr. Mizel prior to his retirement was fixed at $350,000, and the annual base salary to Mr. Eslick was $385,000. During our meeting in February 2003, our Compensation Committee determined that a market based adjustment to Mr. Eslick’s annual base salary was appropriate, and accordingly, increased Mr. Eslick’s annual base salary to $425,000. Furthermore, as a result of the level of attainment of performance goals, Mr. Eslick received an award under our 2000 Management Incentive Plan of $365,750 for the performance year 2002, $250,250 of which amount was paid in cash and $115,500 of which was paid in the form of two year restricted stock units. During 2002, Mr. Eslick was granted options to purchase 707,018 shares of our common stock. The option price per share under these options is $10.00, which was the market value of our common stock on the date of grant. In addition, during 2002, Mr. Eslick was awarded 33,798 restricted stock units. The terms of the stock options and restricted stock units were consistent with the description of these types of awards provided above in this report.

Based on our current level of executive compensation, the Committee does not believe it is necessary to adopt a policy with respect to Section 162(m) of the Internal Revenue Code at this time.

Thomas A. Hayes, Chairman

Phillip E. Larson III

Stock Performance Graph

Set forth below is a graph and table indicating the value at the end of the specified time periods of a $100 investment made on October 22, 2002 (the first day of trading of our common stock on the Nasdaq National Market) in our common stock and similar investments made in the Standard & Poor’s 500 Index and securities of companies in a Peer Group of insurance broker and agency companies comprised of the Company, Arthur J. Gallagher & Company, Hilb, Rogal and Hamilton Co., Willis Group Holdings Ltd., Hub International Ltd. and Brown & Brown, Inc. The graph and table assume the reinvestment of any dividends received.

	Cumulative Total Return
	October 22, 2002	December 31, 2002	March 31, 2003
U.S.I. Holdings Corporation	100.00	117.50	104.00
Standard & Poor’s 500 Index	100.00	98.84	95.28
Peer Group	100.00	93.62	85.43

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for Jeffrey L. Jones’ Initial Statement of Beneficial Ownership on a Form 3 which the Securities and Exchange Commission initially determined to be illegible was resubmitted and accepted late.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2002, with the Company’s management. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee has received the written disclosures and letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with such accountants the independence of such accountants.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Company’s Board of Directors that the Company’s audited financial statements for the year ended December 31, 2002, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Robert F. Wright, Chairman

Richard M. Haverland

Thomas A. Hayes

Fees Billed by Our Independent Auditors

Audit Fees

Fees for audit services totaled approximately $1,743,000 in 2002 and approximately $822,000 in 2001, including fees associated with the annual audit of our financial statements, review of the our third quarter 2002 report on Form 10-Q and for procedures performed in connection with the our filing registration statement on Form S-1.

Audit-Related Fees

Fees for audit-related services totaled approximately $56,000 in 2002 and $51,000 in 2001. Audit-related services principally include an audit of our 401(k) plan and a report in accordance with Statement on Auditing Standards No. 70, Service Organizations related to our employee benefits servicing business.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $210,000 in 2002 and approximately $89,000 in 2001.

All Other Fees

Fees for all other services not included above totaled approximately $352,000 in 2002 and approximately $35,000 in 2001, principally related to communication services to employees related to our initial public offering and assistance in the development of our strategic compensation program.

The Audit Committee has considered and determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

The foregoing Audit Committee report shall not be incorporated by reference into any of our prior or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

SHAREHOLDERS’ PROPOSALS FOR 2004 ANNUAL MEETING

Any shareholder who wishes to present a proposal appropriate for consideration at the Company’s 2004 Annual Meeting of Shareholders must submit the proposal in proper form to the Company at the address set forth on the Notice of Annual Meeting of Shareholders no later than December 22, 2003, for the proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to such annual meeting.

Stockholder proposals submitted outside of the procedures set forth above, including nominations for Directors, must be mailed to the Company Attn: Secretary, at the address referenced above and must be received by the Secretary on or before March 6, 2004. If a proposal is received after that date, the Company’s proxy for the 2004 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2004 Annual Meeting.

Dated: April 22, 2003

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON ARE URGED TO VOTE THEIR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

Annex A

U.S.I. HOLDINGS CORPORATION

Audit Committee Charter

Members.    The Audit Committee (“Committee”) of the Board of Directors of U.S.I. Holdings Corporation (“Company”) shall consist of a minimum of three directors. Members of the Committee shall be appointed by the Board of Directors and may be removed by the Board of Directors in its discretion. All members of the Committee shall be independent directors as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the Nasdaq National Market, Inc. (“NASDAQ”). All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert.

Purposes, Duties, and Responsibilities.    The purpose of the Committee shall be to assist the Board in its oversight of the integrity of the financial statements of the Company, of the Company’s compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the Company’s internal audit function and independent auditors. The Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and condition, or the responsibilities of the independent auditor in relation to the audit or review of the Company’s financial statements.

In furtherance of this purpose, the Committee shall have the following authority and responsibilities:

1.    To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or NASDAQ requirements.

2.    To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

3.    The Committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The Committee shall have the sole authority to approve all audit engagement fees and terms and the Committee, or a member of the Committee, must pre-approve any non-audit service provided to the Company by the Company’s independent auditor.

4.    To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5.    To review the Company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements, including alternatives to, and the rationale for, the decisions made.

6.    To review and approve the internal corporate audit staff functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation and rotation of the internal audit officer and staff.

7.    To review, with the Chief Financial Officer and such others as the Committee deems appropriate, the Company’s internal system of audit and financial controls and the results of internal audits.

1

8.    To obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Company.

9.    To prepare and publish an annual Committee report in the Company’s proxy statement.

10.    To set policies for the hiring of employees or former employees of the Company’s independent auditor.

11.    To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Company. This should include regular reviews of the compliance processes. In connection with these reviews, the Committee will meet, as deemed appropriate, with the General Counsel and other Company officers or employees.

The Committee shall meet separately at least quarterly with management, with the corporate audit staff and also with the Company’s independent auditors.

The Committee shall have authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms.

The Committee shall report its recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

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Audit Committee: Key Practices

The Audit Committee (“Committee”) of the Board of Directors of U.S.I. Holdings Corporation (“Company”) has adopted the following key practices to assist it in undertaking the functions and responsibilities set forth in its charter:

Meetings.    The Committee will meet as often as it may deemed necessary or appropriate in its judgment, generally 4 times a year, either in person or telephonically.

Review of Financial Statements.    The Committee will review the Company’s 10-K in detail with the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the full Board of Directors at an extended February board meeting. The Committee will meet to review the Company’s 10-Qs with the CFO. The Committee may request the Company’s independent auditor to be present at these meetings.

Quarterly Review of CEO and CFO Certification Process.    In conjunction with its reviews of the 10-Ks and 10-Qs, the Committee will also review the process for the CEO and CFO quarterly certifications required by the SEC with respect to the financial statements and the Company’s disclosure and internal controls, including any material changes or deficiencies in such controls. The Committee shall also met at least annually with the Company’s Disclosure Policy Committee responsible for reviewing and monitoring the Company’s disclosure controls and procedures.

Review of Earnings Releases and Information Provided to Analysts and Rating Agencies.    The CFO shall review earnings releases with the chair of the Committee prior to their release to the public. Prior to the event, the CEO or the CFO shall review with the Committee, or the full board, the substance of any presentations to analysts or rating agencies which constitute a shift in company strategy or outlook. In addition, the CEO or CFO shall review subsequently with the Committee, or the full board, a summary of major presentations that have been given to analysts or rating agencies that do not constitute a shift in strategy or outlook.

Approval of Audit and Non-Audit Services.    In addition to approving the engagement of the independent auditor to audit the Company’s consolidated financial statements, the Committee will approve all use of the Company’s independent auditor for non-audit services prior to any such engagement. To minimize relationships which could appear to impair the objectivity of the independent auditor, it is the Committee’s practice to restrict the non-audit services that may be provided to the Company by the Company’s independent auditor solely to tax services and other permitted non-audit services, if any. The Company will obtain such limited non-audit services from the Company’s auditor only when the services offered by the auditor’s firm are more effective or economical than services available from other providers, and, to the extent possible, only following competitive bidding for such services.

Hiring Guidelines for Independent Auditor Employees.    The Committee has adopted the following practices regarding the hiring by the Company of any partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance to the Company’s independent auditor on any aspect of their certification of the Company’s financial statements. “Audit assurance” includes all work that results in the expression of an opinion on financial statements, including audits of statutory accounts.

a.	No member of the audit team that is auditing the Company can be hired into the Company for a period of 2 years following association with that audit.

b.	No former employee of the independent auditor may sign a Company SEC filing for 5 years following employment with the independent auditor.

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c.	No former employee of the independent auditor may be named a Company officer for 3 years following employment by the independent auditor.

d.	The Company’s CFO must approve all hires from the independent auditor.

e.	The Company’s CFO shall report annually to the Committee the profile of the preceding year’s hires, if any, from the independent auditor.

Process for Handling Complaints about Accounting Matters.    As part of the Board’s procedure for receiving and handling complaints or concerns about the Company’s conduct, the Committee has established the following procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

a.	Complaints regarding accounting, internal accounting controls, or auditing matters shall be submitted to the Company’s General Counsel.

b.	Copies of all such complaints will be sent to the Chairman of the Committee.

c.	All complaints will be handled by the Company’s finance and legal staffs in the normal manner, except as the Committee may request.

d.	The status of the complaints will be reported on a quarterly basis to the Committee and, if the Committee so directs, to the full Board.

e.	The Committee may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

The Company’s policies and procedures prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an accounting concern.

Audit Committee Memberships.    The Committee has determined that in view of the increasing demands and responsibilities of the Committee, members of the Committee should not serve on more than two additional audit committees of other public companies, and the chair of the Committee should not serve on more than one other audit committee of a public company. Relationships may exceed these limits provided that the full Board of Directors determines that such relationships do not impair the member’s ability to serve effectively on the Committee.

Code of Ethics for Senior Executive and Financial Officers.    The Company’s Code of Ethics applies to all of the Company’s employees including the key Executive Officers and all financial professionals. These policies require all employees, including key Financial Officers, to resolve ethically any actual or apparent conflicts of interest, and to comply with all generally accepted accounting principles, laws and regulations designed to produce full, fair, accurate, timely, and understandable disclosure in the company’s periodic reports filed with the SEC. Annual acknowledgement of the Code of Ethics is required of all key Executive Officers and key financial professionals.

Conflict of Interest Review.    The Committee will review annually the corporate audit staff’s audit of the application of the Conflict of Interest component of the Code of Ethics, to the Company’s Officers.

Audit Partner Rotation.    The Committee shall ensure that the lead audit partners assigned by the Company’s independent auditor to the Company, as well as the audit partner responsible for reviewing the Company’s audit shall be changed at least every five years.

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U.S.I. HOLDINGS CORPORATION

50 California Street, 24th Floor

San Francisco, CA 94111-4796

(415) 983-0100

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Eslick and Robert S. Schneider, and Ernest J. Newborn, II each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of U.S.I. Holdings Corporation which the undersigned is entitled to vote at the annual meeting of stockholders of U.S.I. Holdings Corporation to be held at the Righa Royal Hotel, 151 West 54th Street, New York, NY on May 22, 2003, at 10:00 a.m. local time, and at any adjournment or postponement thereof, with all powers that the undersigned would have if personally present thereat:

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be marked, dated and signed on other side)

é FOLD AND DETACH HERE é

Please mark your votes as indicated	☒

(The Board of Directors recommends a vote FOR)		FOR all nominees (except as marked to contrary below)	WITHHOLD AUTHORITY to vote for all listed		FOR	AGAINST	ABSTAIN
1. Election of Directors	01 Eslick, David L. 02 Haverland, Richard M. 03 Hayes, Thomas A. 04 Larson, III Phillip E. 05 Lytle, L. Ben 06 Spass, A. Robert 07 Wright, Robert F.	☐	☐	2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.	☐	☐	☐

This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2003 annual meeting of stockholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name(s) in the space provided below.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder                                      Signature if held jointly                                      Date:                      , 2003

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.

é FOLD AND DETACH HERE é